As filed with the Securities and Exchange Commission on September 26, 2018
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933
UNIVERSAL ELECTRONICS INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0204817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
(Address of principal executive offices, including zip code)
UNIVERSAL ELECTRONICS INC. 2018 EQUITY AND INCENTIVE COMPENSATION PLAN
(Full title of the plan)
Richard A. Firehammer, Jr.
Senior Vice President, General Counsel and Secretary
Universal Electronics Inc.
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
(714) 918-9500
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered (1)	Proposed Maximum Offering Price per share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of registration fee
Common Stock, $0.01 par value	1,000,000 shares	$40.725	$40,725,000.00	$5,070.26

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional shares of the registrant's common stock that become issuable under the registrant's 2018 Equity and Incentive Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of common stock.

(2)
Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the common stock of the registrant as quoted on The Nasdaq Global Select Stock Market on September 24, 2018.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As required by Rule 428(b)(1), the documents containing the information required in Part I of this Registration Statement will be provided to each participant of the Universal Electronics Inc. 2018 Equity and Incentive Compensation Plan. Those documents, which are not being filed with the Securities and Exchange Commission (the “Commission”) in accordance with the instructions to Form S-8, constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents of Universal Electronics Inc. (the “Company”), previously filed with the Commission (File No. 0-21044), are incorporated herein by reference:

1.	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

2.	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018;

3.	the Company’s Current Reports on Form 8-K filed on April 23, 2018, May 16, 2018, June 7, 2018 and July 13, 2018; and

4.	the description of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) contained in the Company’s Form 8‑A dated June 6, 1995,

other than the portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents other than the portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at its request as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of being or having been in any such capacity, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 102(b)(7) of the General Corporation Law of the State of Delaware enables a corporation in its certificate of incorporation or an amendment thereto validly approved by stockholders to limit or eliminate the personal liability of its board of directors for violations of the directors’ fiduciary duty of care.

Article Seventh of the Restated Certificate of Incorporation of Universal Electronics Inc., as amended, and Article XII of its Amended and Restated By-laws provide that the Company shall indemnify its officers and directors to the full extent permitted by applicable law and that such indemnification shall not be deemed exclusive of any other rights to which any person indemnified may be entitled by law or otherwise. In addition, Article XII of the Restated Certificate of Incorporation of the Company limits the personal liability of its Board of Directors for a breach of the fiduciary duty of care.

The Company has also entered into an indemnification agreement with each of its directors and certain of its officers. Finally, the Company has obtained liability insurance on behalf of its directors and officers which provides coverage for certain liabilities and expenses incurred by each director and officer in his capacity as such including certain liabilities under the Securities Act of 1933.

The effect of the foregoing provisions of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated By-Laws would be to permit such indemnification by the Company for liabilities arising under the Securities Act of 1933.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description
4.1
Restated Certificate of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Form S-1 Registration Statement filed on or about December 24, 1992 (Registration No. 33-56358)) (paper file)

4.2
Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Form S-1 Registration Statement filed on or about December 24, 1992 (Registration No. 33-56358)) (paper file)

4.3
Certificate of Amendment, dated June 2, 1995, to the Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995 (Registration No. 0-21044)) (paper file)

4.4
Certificate of Amendment, dated July 26, 2000, to the Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 4.4 to the Company’s Form S-8 Registration Statement filed on October 5, 2000 (Registration No. 33-0204817)

4.5	Universal Electronics Inc. 2018 Equity and Incentive Compensation Plan
5	Opinion of Jones Day regarding the validity of the securities being registered
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.2	Consent of Jones Day (included in Exhibit 5)

ITEM 9. UNDERTAKINGS

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on this 26th day of September, 2018.

UNIVERSAL ELECTRONICS INC.

By:	/s/ Paul D. Arling
Paul D. Arling
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on September 26, 2018.

NAME & TITLE	SIGNATURE

Paul D. Arling Chairman and Chief Executive Officer and Director (principal executive officer)	/s/ Paul D. Arling

Bryan M. Hackworth Chief Financial Officer (principal financial officer and principal accounting officer)	/s/ Bryan M. Hackworth

Satjiv S. Chahil Director	/s/ Satjiv S. Chahil

William C. Mulligan Director	/s/ William C. Mulligan

J. C. Sparkman Director	/s/ J.C. Sparkman

Gregory P. Stapleton Director	/s/ Gregory P. Stapleton

Carl E. Vogel Director	/s/ Carl E. Vogel

Edward K. Zinser Director	/s/ Edward K. Zinser

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